UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 7, 2014 (October 3, 2014)

Date of Report (Date of earliest event reported)

Caesars Entertainment

Operating Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10413	75-1941623
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On October 3, 2014, Caesars Entertainment Operating Company, Inc. (“CEOC”), a majority-owned subsidiary of Caesars Entertainment Corporation (“CEC”), received a purported Notice of Default and Reservation of Rights (the “Notice”) from Wilmington Savings Fund Society, FSB, in its capacity as successor Trustee (the “Trustee”) for the 10.00% Second-Priority Senior Secured Notes due 2018 (the “Notes”) issued under the Indenture, dated April 15, 2009 (the “Indenture”), by and among CEOC, CEC and U.S. Bank National Association.

CEOC is party to a Collateral Agreement dated as of December 24, 2008 (the “Second Lien Collateral Agreement”) by and among CEOC, the subsidiary parties party thereto (together with CEOC, the “Pledgors”) and Wilmington Savings Fund Society, FSB (the “Second Lien Collateral Agent”), as successor collateral agent to U.S. Bank National Association. In its Current Report on Form 8-K filed on September 26, 2014, CEOC disclosed that at the request of certain holders of CEOC’s first priority senior secured notes, the Pledgors granted Credit Suisse AG, Cayman Islands Branch, as successor first lien collateral agent, for the benefit of lenders under CEOC’s senior secured credit facilities and holders of CEOC’s first priority senior secured notes, a security interest in and lien on all such Pledgors’ right, title and interest in and to, to the extent existing, the alleged Commercial Tort Claims substantially identified on Exhibit A to the Amended and Restated Waiver Agreement dated as of August 12, 2014 (the “Exhibit A Claims”) that was filed as Exhibit 10.1 to CEOC’s Current Report on Form 8-K dated September 19, 2014 and proceeds thereof.

The Notice alleges that to the extent the Exhibit A Claims constitute assets or property of the Pledgors, the failure of the Pledgors to grant a lien to the Second Lien Collateral Agent for the benefit of the holder of the Notes constitutes a default under the Indenture and the Second Lien Collateral Agreement. The Trustee demands that Pledgors cure the alleged defaults by granting a perfected security interest or perfected lien in favor of the Second Lien Collateral Agent on the Exhibit A Claims, to the extent that such claims are property of the Pledgors. The Notice claims that failure to cure the alleged defaults within sixty days of the Notice shall constitute an event of default under the Indenture.

There is approximately $3.7 billion of Notes outstanding under the Indenture. Under certain circumstances, the holders of at least 30% in principal amount of outstanding Notes may accelerate the Notes upon an actual event of default under the Indenture and may, after providing the Trustee reasonable security or indemnity satisfactory to the Trustee against any loss, liability or expense, cause the Trustee to pursue remedies.

If there were an actual event of default under the Indenture, it would constitute an event of default under CEOC’s senior secured credit facilities. In addition, if CEOC’s obligations with respect to the Notes are accelerated, it could trigger events of default under CEOC’s other secured and unsecured notes. These consequences could have a material adverse effect on CEC’s and CEOC’s business, financial condition, results of operations and prospects.

CEOC is in the process of reviewing the Notice and intends to take required action, if any, within the sixty day period after delivery of the Notice to the extent required to avoid any event of default under the Indenture.

The information set forth in this Item 7.01 of this Current Report on Form 8-K is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of CEOC’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

Date: October 7, 2014	By:	/S/ SCOTT WIEGAND
	Name:	Scott Wiegand
	Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary